Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Kevin Flanery
(502) 636-4859
kevin.flanery@kyderby.com

CHURCHILL DOWNS INCORPORATED APPROVES NEW DIRECTORS

McDonald, Rankin Increase Board of Director Membership to 13

LOUISVILLE, Ky. (Aug. 27, 2008) – The board of directors of Churchill Downs Incorporated (NASDAQ: CHDN) (“CDI” or “Company”) has elected James McDonald and Alex Rankin to the positions of director to serve until the 2010 annual meeting of the Company’s shareholders. The Company’s shareholders will be given an opportunity to vote to ratify the election of McDonald and Rankin at the 2009 annual meeting of the Company’s shareholders.

The additions of McDonald and Rankin fill the vacancy left by Seth Hancock’s departure in June, and increase the current number of directors from 12 to 13.

McDonald served for 12 years as chairman, president and CEO of Scientific Atlanta Inc., which provides a comprehensive array of products, systems and services for cable operators, telecommunication companies, programmers and broadcasters, including digital content distribution systems, transmission networks for home broadband access, and digital interactive set-tops. The company was acquired by Cisco Systems Inc. in February 2006, and McDonald now serves as a senior vice president with that organization. He previously worked as a general partner for J. H. Whitney and has also served as president and CEO of Prime Computer and as president, CEO and chairman of Gould, Inc. He is a graduate of the University of Kentucky, where he played basketball under Coach Adolph Rupp, and holds a bachelor’s and a master’s degree in electrical engineering.

Rankin is the president and co-owner of Sterling G. Thompson Company, an insurance agency and broker in Louisville, as well as the president of Upson Downs Farm in Goshen, Ky. He is also president and CEO of the James Graham Brown Foundation and serves as chairman of the board with The BANCORP, Inc./The Bank in Oldham County, Ky. He holds a bachelor’s degree with honors from the University of North Carolina at Chapel Hill.

“Churchill Downs Incorporated is delighted to welcome this pair of outstanding directors to our company,” said CDI Chairman Carl F. Pollard. “Jim is an experienced telecommunications expert who brings a vast amount of experience and knowledge to CDI’s leadership team. Alex is a highly respected Thoroughbred owner and breeder whose expertise

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700 CENTRAL AVENUE LOUISVILLE, KY 40208 P: (502) 636-4400 kentuckyderby.com

Churchill Downs Incorporated Approves New Directors

Aug. 27, 2008

will be a tremendous asset to the board of directors. They are welcome additions and will bring excellent perspective to the team.”

“It is truly an honor to serve on the board of directors for Churchill Downs Incorporated,” said McDonald. “Having grown up in the shadow of the Twin Spires, I understand the importance of Churchill to the community and to the horse racing industry. I’m looking forward to renewing my relationship with Louisville in my new role and lending my expertise and support as the Company continues delivering growth and value to its shareholders.”

“Without a doubt, Churchill Downs Incorporated is an industry leader and at the forefront of innovation in our sport,” said Rankin. “This is an exciting opportunity and I look forward to enhancing the profile of Churchill Downs and Louisville in this industry.”

In addition to their professional accomplishments, McDonald and Rankin hold a variety of board and council positions. McDonald is currently a director of the National Association of Basketball Coaches Foundation and the JDRF International Board, and is a former director of Burlington Resources Inc. and Sprint. Rankin is a past president and director of the Kentucky Derby Museum, the Kentucky Thoroughbred Association and the Kentucky Thoroughbred Owner & Breeders Association. He is a former director of Breeders’ Cup Ltd. and currently serves as a director for the historic Cave Hill Cemetery in Louisville.

Churchill Downs Incorporated (“Churchill Downs”), headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. Churchill Downs’ four racetracks in Florida, Illinois, Kentucky and Louisiana host many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Arlington Million, Princess Rooney Handicap and Louisiana Derby. Churchill Downs racetracks have hosted seven Breeders’ Cup World Championships. Churchill Downs also owns off-track betting facilities and has interests in various advance-deposit wagering, television production, telecommunications and racing services companies, including a 50-percent interest in the national cable and satellite network HorseRacing TV™, that support the Company’s network of simulcasting and racing operations. Churchill Downs trades on the NASDAQ Global Select Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

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700 CENTRAL AVENUE LOUISVILLE, KY 40208 P: (502) 636-4400 kentuckyderby.com